Exhibit 99.1

FOR IMMEDIATE RELEASE

August 16, 2016

Cintas Corporation to Acquire G&K Services

CINCINNATI, August 16, 2016 — Cintas Corporation (Nasdaq:CTAS) and G&K Services, Inc. (Nasdaq:GK) today announced that they have entered into a definitive agreement under which Cintas will acquire all outstanding shares of G&K Services for $97.50 per share in cash, for a total enterprise value of approximately $2.2 billion, including acquired net debt. The purchase price represents a premium of about 19 percent to the closing price per share of G&K Service’s common stock on August 15, 2016. G&K Services, with annual revenue of approximately $1 billion, is a service-focused market leader of branded uniform and facility services programs in the United States and Canada.

The merger of the two companies will provide continued opportunity for Cintas to achieve its mission to exceed customers’ expectations in order to maximize the long-term value of the company for its shareholders and employees, whom the company calls partners. The combined company will provide innovative products and caring service to over 1 million business customers. Cintas has had strong organic growth over many years, and the merger with G&K Services will provide access to additional processing capacity. Route density will also increase which will improve customer service and result in significant cost savings.

Scott D. Farmer, Cintas’ Chief Executive Officer, stated, “Cintas’ management team and Board of Directors have a deep level of respect for G&K Services, its long and impressive heritage, and its employees. Our companies share a dedication to customers, employees-partners and shareholders, which will build a great foundation for a successful combination.”

The boards of directors of both companies have approved the transaction, which is subject to approval by the holders of G&K Services common stock, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The transaction is expected to close in the next four to six months.

The transaction is expected to be accretive to Cintas’ earnings per share in its second full year after closing. Additionally, Cintas anticipates realizing annual synergies in the range of $130 million to $140 million. Synergies are projected to be realized in their entirety in the fourth full year after closing.

Upon completion of the merger, G&K Services will be a wholly owned subsidiary of Cintas, and is expected to initially operate under its existing brand name. Working together, decisions will be made over time regarding the integration of the two companies, ultimately resulting in a fully harmonized team.

Cintas will hold a conference call to discuss today’s acquisition announcement beginning at 11:00 a.m. Eastern time this morning, August 16, 2016. Please dial in prior to the start of the call using the following details:

US/Canada toll free: 888-737-3703

International toll: 913-312-0942

Conference code: 3772179

KeyBanc Capital Markets, Inc. provided a fairness opinion to the Board of Directors of Cintas. Cintas expects to finance the transaction through a combination of existing cash, assumption of existing G&K Services debt, and new debt. Fully committed financing in the form of a bridge credit facility has been provided by KeyBank National Association and JPMorgan Chase Bank, N.A. Jones Day and Keating Muething & Klekamp PLL acted as legal counsel to Cintas.

About Cintas

Cintas Corporation helps more than 900,000 businesses of all types and sizes get Ready™ to open their doors with confidence every day by providing a wide range of products and services that enhance our customers’ image and help keep their facilities and employees clean, safe and looking their best. With products and services including uniforms, floor care, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety and compliance training, Cintas helps customers get Ready for the Workday™. Headquartered in Cincinnati, Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of the Standard & Poor’s 500 Index.

Additional Information and Where to Find it

In connection with the proposed transaction, G&K Services intends to file a preliminary proxy statement on Schedule 14A with the SEC. G&K SERVICES SHAREHOLDERS ARE ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to shareholders of G&K Services. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website,

www.sec.gov, or from G&K Services at its website, www.gkservices.com, or by contacting Jeff Huebschen at 952-912-5773.

Certain Information Concerning Participants

Cintas and G&K Services and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning Cintas’ participants is set forth in the proxy statement, filed September 4, 2015, for Cintas’ 2015 annual meeting of shareholders as filed with the SEC on Schedule 14A and its most recent annual report on Form 10-K. Information concerning G&K Services’ participants is set forth in the proxy statement, filed September 21, 2015, for G&K Services’ 2015 annual meeting of shareholders as filed with the SEC on Schedule 14A and its most recent annual report on Form 10-K. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed merger will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  You should not place undue reliance on any forward-looking statement.  We cannot guarantee that any forward-looking statement will be realized.  These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release.  Factors that might cause such a difference include, but are not limited to, the failure to obtain G&K Services stockholder approval of the proposed transaction; the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the proposed transaction or the possibility of non-consummation of the proposed transaction; the potential for regulatory authorities to require divestitures in connection with the proposed transaction; the occurrence of any event that could give rise to termination of the merger agreement; the risk that stockholder litigation in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of cost synergies and the timing thereof, including whether the proposed transaction will be accretive and within the expected timeframe; risks related to the disruption of the transaction to G&K Services and its management; the effect of announcement of the transaction on G&K Services’ ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; our ability to promptly and effectively integrate acquisitions, including G&K Services and ZEE Medical; the possibility of greater than anticipated operating costs including energy and fuel costs; lower sales volumes; loss of customers due to outsourcing trends; the performance and costs of integration of acquisitions, including G&K Services and ZEE Medical; fluctuations in costs of materials and labor including increased medical costs; costs and possible effects of union organizing activities; failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety; the effect on operations of exchange rate fluctuations, tariffs and other political, economic and regulatory risks; uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation; the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002; costs of our SAP system implementation; disruptions caused by the inaccessibility of computer systems data, including cybersecurity risks; the initiation or outcome of litigation, investigations or other proceedings; higher assumed sourcing or distribution costs of products; the disruption of operations from catastrophic or extraordinary events; the amount and timing of repurchases of our common stock, if any; changes in federal and state tax and labor laws; and the reactions of competitors in terms of price and service. Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2016 and in our reports on Forms 10-Q and 8-K.  The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

For additional information, contact:

J. Michael Hansen, Vice President-Finance and Chief Financial Officer – 513-701-2079

Paul F. Adler, Vice President and Treasurer – 513-573-4195